                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SCHLOTZSKY'S, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            SCHLOTZSKY'S, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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


                               SCHLOTZSKY'S, INC.
                              203 COLORADO STREET
                              AUSTIN, TEXAS 78701


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 29, 1998

Dear Shareholder:

       You are invited to attend the 1998 Annual Meeting of the Shareholders of Schlotzsky's, Inc., a Texas corporation (the "Company") to be held at the Renaissance Hotel, 9721 Arboretum Blvd., Austin, Texas on Friday, May 29, 1998, at 9:00 a.m., central daylight time. Following a report on the Company's business operations, shareholders will act on the following:

1. The election of three directors to the Board of Directors to serve until the 2001 Annual Meeting of Shareholders or until their respective successors have been duly elected or appointed;

2. The approval of certain Amendments to the Third Amended and Restated 1993 Stock Option Plan; and

3.     The approval of the Schlotzsky's, Inc. Employee Stock Purchase Plan.

       Your Board urges you to vote FOR the nominees to the Board, the approval of certain Amendments to the Third Amended and Restated 1993 Stock Option Plan and the approval of the Schlotzsky's, Inc. Employee Stock Purchase Plan. The enclosed Proxy Statement includes information relating to these matters. Additionally, shareholders may be asked to transact such other business as may properly come before the meeting.

       All shareholders of record as of the close of business on April 24, 1998 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

       The Board of Directors and management sincerely desire your presence at the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy. If you attend the meeting after having returned the accompanying proxy, you may revoke your proxy, if you wish, and vote in person.

                                     By Order of the Board of Directors



                                     JOHN C. WOOLEY
                                     Chairman of the Board and President

Dated April 30, 1998
Austin, Texas

                               SCHLOTZSKY'S, INC.
                              203 COLORADO STREET
                              AUSTIN, TEXAS 78701

                                PROXY STATEMENT

                                  INTRODUCTION

      The enclosed proxy is solicited by and on behalf of the Board of Directors of Schlotzsky's, Inc. (the "Company") to be used at the Annual Meeting of Shareholders to be held May 29, 1998, at 9:00 a.m. central daylight time, in the Renaissance Hotel, located at 9721 Arboretum Boulevard, Austin, Texas 78759, and any adjournments thereof. All shares represented by proxies will be voted at the meeting in the manner directed thereon or, if no directions are made, the shares represented by such proxies will be voted FOR the election of the named directors as noted on the enclosed proxy, IN FAVOR of approval of certain amendments to the Third Amended and Restated 1993 Stock Option Plan, and IN FAVOR of approval of the Employee Stock Purchase Plan of Schlotzsky's, Inc. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that as to any such other matters, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder. Any shareholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting their shares in person or by giving written notice to Jeffrey J. Wooley, Secretary of the Company, at 203 Colorado Street, Austin, Texas 78701, stating that the proxy has been revoked.

      This proxy statement is first being mailed to the shareholders of the Company on or about April 30, 1998. It is contemplated that solicitation of proxies will be by use of the mails only, but directors, officers and regular employees of the Company may solicit the return of proxies in person, or by telephone or telecopy. Such directors, officers and employees will not receive additional remuneration, other than out-of-pocket expenses, with respect to solicitation of proxies. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners of shares to request authority for execution of the proxies and will be reimbursed for their expenses. The Company will pay all costs of this solicitation of proxies from its shareholders.

      The close of business on April 24, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of such date, there were 7,386,727 shares of Company common stock, no par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

      The presence in person or by proxy of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum at the meeting. Each outstanding share of Company Common Stock is entitled to one vote on each matter properly presented at the meeting and a majority vote of the shares present in person or by proxy at the meeting will be required to approve each matter, except in the election of directors for which a plurality of the votes cast is required for election. Shares of Common Stock held by the Company or any subsidiary of the Company will not be considered present or entitled to vote.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership, as of the close of business on April 24, 1998, of shares of Common Stock by each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, each current director of the Company, each named executive officer (as defined below), and all current directors and executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired within 60 days after April 24, 1998. The percentages are based upon 7,386,727 shares outstanding as of April 24, 1998.

                                                        Shares Beneficially Owned
             Name and Address                           -------------------------
           of Beneficial Owner (1)                        Number         Percent
           -----------------------                      ----------      ---------
Greenfield Capital Partners B.V. ("Greenfield")            412,441 (1)      5.6%
John C. Wooley                                             734,976 (2)      9.9%
Jeffrey J. Wooley                                          187,401 (3)      2.5%
Darrell W. Kolinek                                          29,534 (4)       *
Monica Gill                                                  4,709 (5)       *
Floor Mouthaan                                             412,441 (6)      5.6%
John M. Rosillo                                            262,687 (7)      3.5%
Raymond A. Rodriguez                                        18,169           *
John L. Hill, Jr.                                           10,000 (8)       *
Azie Taylor Morton                                           7,000 (9)       *

All executive officers and directors
   as a group (nine persons)                             1,665,775(10)     22.1%

* Less than 1%

(1) Includes 362,441 shares held by NethCorp Investments VI B.V. ("NethCorp"), for which Greenfield is the managing general partner, and 50,000 shares held by CapCorp Investments N.V., an affiliate of Greenfield ("CapCorp"). The business address for Greenfield is Janskerkhof--12 3512, B.L. Utrecht, The Netherlands.
(2) Includes 46,875 shares purchasable from the Company by John Wooley and 8,439 shares for which Mr. Wooley disclaims beneficial ownership purchasable by his wife, in her capacity as an employee of the Company, within 60 days after April 24, 1998 pursuant to options granted by the Company. Also includes 1,142 shares held by a trust (the "Wooley Trust") for the benefit of John Wooley and Jeffrey Wooley, for which John Wooley is a trustee. 7,813 shares held by John Wooley, Jeffrey Wooley or the Wooley Trust are subject to currently exercisable options in favor of an unrelated third party.
(3) Includes 31,250 shares purchasable from the Company within 60 days after April 24, 1998 pursuant to options granted. Also includes 1,142 shares held by the Wooley Trust, for which Jeffrey Wooley is a trustee.
(4) Includes 29,143 shares purchasable from the Company within 60 days after April 24, 1998 pursuant to options granted. 10,146 of such shares subject to options are owned by Mr. Kolinek's wife, in her capacity as an employee of the Company.
(5) Includes 4,709 shares purchasable from the Company within 60 days after April 24, 1998 pursuant to options granted.

(6) Includes 362,441 shares held by NethCorp, and 50,000 shares held by CapCorp. Mr. Mouthaan is the managing director of Greenfield, which is the managing general partner of NethCorp and an affiliate of CapCorp. Mr. Mouthaan disclaims beneficial ownership of all such shares. The business address for Mr. Mouthaan is Janskerkhof--12 3512, B.L. Utrecht, The Netherlands.
(7) Includes 134,563 shares held directly by Buxtehude Holding B.V. and 128,124 shares held directly by Getov Holding B.V. Mr. Rosillo controls both Buxtehude and Getov. Mr. Rosillo disclaims beneficial ownership of all such shares. The business address for Mr. Rosillo is Leidseplein, 29, 1017 PS, Amsterdam, The Netherlands.
(8) Includes 10,000 shares purchasable from the Company within 60 days after April 24, 1998 pursuant to options granted.
(9) Includes 7,000 shares purchasable from the Company within 60 days after April 24, 1998 pursuant to options granted.
(10) Shares deemed to be beneficially owned by more than one officer or director have only been counted once in determining total shares beneficially owned by the officers and directors as a group. Includes 136,619 shares purchasable from the Company within 60 days after April 24, 1998 pursuant to options granted.

      A majority of the shares beneficially owned by John Wooley and Jeffrey Wooley, excluding the shares purchasable from the Company upon the exercise of stock options, are pledged to secure personal indebtedness or are subject to outstanding options granted to various third parties. In addition, Buxtehude has pledged a majority of its shares to secure loans from third parties. A change in control of the Company may result if a significant number of these shares are transferred upon foreclosure resulting from the inability of the shareholders to repay the debts secured by these pledges.

                                 (PROPOSAL 1)

                            ELECTION OF DIRECTORS

      The bylaws of the Company provide for a Board of Directors consisting of nine members, divided into three groups of three directors each, serving three-year staggered terms. There are currently seven directors serving on the Company's Board of Directors, with the terms of three directors expiring at the 1998 Shareholders Meeting. Of the four remaining positions, the term of office of one will expire in 1999 and the terms of office of three will expire in 2000.

      It is the intention of the persons named in the enclosed proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxies will be voted for the election of John C. Wooley, Azie Taylor Morton and Jeffrey J. Wooley to terms of office expiring in 2001. The nominee for each director position receiving a plurality of the votes cast in person or by proxy at the meeting shall be elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management of the Company has no reason to believe that any such person will be unavailable for election.

DIRECTORS AND EXECUTIVE OFFICERS

      Officers are elected by and serve at the discretion of the Board of Directors. The directors of the Company are divided into three classes, designated as Class A, Class B and Class C. Raymond A. Rodriguez is currently the only Class A director and will stand for election at the 1999 annual shareholders meeting. John M. Rosillo, Floor Mouthaan and John L. Hill, Jr. are currently Class B directors and will stand for election at the 2000 shareholders meeting. John C. Wooley, Jeffrey J. Wooley and Azie Taylor Morton are currently Class C directors and are standing for election at this annual shareholders meeting. There are currently two vacant positions on the Board of Directors in the group of Class A directors. It is not contemplated that these vacancies will be filled in the immediate future.

      The current directors and executive officers of the Company are:

                                                       PRESENT TERM   YEAR FIRST
NAME; POSITION WITH THE COMPANY                  AGE      EXPIRES       ELECTED
-------------------------------                  ---   ------------   ----------
John C. Wooley(1)(2)(3)
  Chairman of the Board and President             48        1998          1981
Monica Gill
  Chief Financial Officer                         33         N/A           N/A
Jeffrey J. Wooley(1)
  Senior Vice President, Secretary, and Director  52        1998          1981
Darrell W. Kolinek
  Senior Vice President, Franchise Services       46         N/A           N/A
John L. Hill, Jr.(2)(3)
  Director                                        74        2000          1996
Azie Taylor Morton(2)(3)
  Director                                        62        1998          1996
Floor Mouthaan(2)
  Director                                        51        2000          1994
Raymond A. Rodriguez
  Director                                        40        1999          1994
John M. Rosillo(3)
  Director                                        44        2000          1994

---------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

      JOHN C. WOOLEY has served as Chairman of the Board and President of the Company since 1981. From 1974 to 1981 he participated in various real estate development and investment activities. Mr. Wooley earned a BBA in accounting in 1970 and a JD in 1974, both from the University of Texas at Austin.

      MONICA GILL joined the Company in 1994. She served as controller until June 1997, when she assumed the position of acting Chief Financial Officer, and was formally appointed to that position in August 1997. Prior to joining the Company, she was employed by Hines Interests, a real estate development company in Houston, Texas. Ms. Gill is a certified public accountant and holds a BA degree in Business Administration from Stephen F. Austin State University.

      JEFFREY J. WOOLEY has served as Vice President and Secretary of the Company since 1981. Mr. Wooley also served as General Counsel of the Company from 1981 through 1997. Prior to 1981, Mr. Wooley was engaged in the private practice of law in Colorado and Texas. Mr. Wooley received a BA degree from Rice University in 1968 and a JD from The University of Texas at Austin in 1972. Jeffrey Wooley and John Wooley are brothers.

      DARRELL W. KOLINEK joined the Company in May 1980 as operations supervisor. He was a franchise consultant from December 1987 to December 1990 when he became Director of Franchise Services. Mr. Kolinek was appointed Vice President of Franchise Services in January 1995 and was promoted to Senior Vice President of Franchise Services in July 1995. Mr. Kolinek attended Southwest Texas State University.

      JOHN L. HILL, JR. has been a name partner in the Houston-based law firm of Liddell, Sapp, Zivley, Hill & LaBoon L.L.P. since 1988. Mr. Hill has served as the Secretary of State of the State of Texas, Attorney General of Texas and Chief Justice of the Supreme Court of Texas.

      AZIE TAYLOR MORTON has been the president of Exeter Capital Asset Management Company, an Austin-based money management firm, since January 1993. From 1989 to December 1992, Ms. Morton was the Director of Resource Coordination for Reading is Fundamental, a non-profit organization based in Washington, D.C. that makes reading materials available for children. Ms. Morton has served as Treasurer of the United States and Commissioner of the Virginia Department of Labor and Industry.

      FLOOR MOUTHAAN has been the managing partner of Greenfield, the managing general partner of NethCorp, since April 1995. Mr. Mouthaan was the chief executive officer of Noro (Nederland) B.V., an international venture capital fund located in Zeist, The Netherlands, from July 1988 to March 1995.

      RAYMOND A. RODRIGUEZ has been President of RAR Service Group, Inc., a financial services firm located in Glenview, Illinois, since June 1985. Mr. Rodriguez is an officer and principal shareholder of Barmar Enterprises, Inc., an area developer for the Company in the Chicago, Illinois area since June, 1992, and is an owner of a Schlotzsky's Deli restaurant in Chicago, Illinois since February 1993 and another in Glenview, Illinois since June 1995, and a third in Gurnee, Illinois, which opened in January 1998.

      JOHN M. ROSILLO has been the President of Grupo Rosillo, a family-owned enterprise based in The Netherlands that is engaged in various activities, including insurance, real estate, portfolio investments and venture capital funding, for more than five years. Grupo Rosillo includes Getov Holding B.V. and Buxtehude Holding B.V., each a shareholder of the Company.

BOARD COMMITTEES

      The Board of Directors has standing Executive, Audit and Compensation Committees.

      The Audit Committee annually recommends to the Board of Directors the appointment of independent certified accountants as auditors for the Company, reviews the scope and fees of the annual audit and any special audit and reviews the results with the auditors, reviews accounting practices and policies of the Company with the auditors, reviews the adequacy of the accounting and financial controls of the Company and submits recommendations to the Board of Directors regarding oversight and compliance with accounting principles and legal requirements. The Audit Committee is composed of Floor Mouthaan, Azie Taylor Morton, John L. Hill, Jr., and John C. Wooley.

      The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of executive officers and the overall compensation policies of the Company and administers the Company's 1993 Stock Option Plan. The Compensation Committee is composed of John C. Wooley, John L. Hill, Jr., John M. Rosillo, and Azie Taylor Morton.

      The Executive Committee has authority to take any action which can be taken by the entire Board of Directors, except actions reserved to other committees or which may be taken only by the full Board of Directors under law or pursuant to the Company's bylaws. The Executive Committee is composed of John Wooley and Jeffrey Wooley.

      The Board of Directors held four meetings in person during the fiscal year ended December 31, 1997. The Executive Committee did not meet in 1997, but took action by unanimous consent three times. The Audit Committee met one time during the fiscal year ended December 31, 1997. The Compensation Committee met one time during the fiscal year ended December 31, 1997 and took action by unanimous consent four times. Each of the incumbent directors attended no fewer than 75% of the meetings of the Board of Directors, and the meetings of the committees on which such director served, held during 1997.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

      The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1995, 1996 and 1997 to the Company's chief executive officer and each other executive officer as of the end of the fiscal year ended December 31, 1997 who received compensation in excess of $100,000 for such fiscal year (collectively, the "named executive officers").

                                                                LONG-TERM
                                                               COMPENSATION
                                                               ------------
                                                                  AWARDS
                               ANNUAL COMPENSATION             ------------
      NAME                  -------------------------   OTHER   SECURITIES
      AND                                               ANNUAL    UNDER-     ALL OTHER
      PRINCIPAL                                         COMPEN-    LYING      COMPEN-
      POSITION              YEAR    SALARY      BONUS   SATION   OPTIONS(#)   SATION
      --------              ----   --------    -------  -------  ----------   ------
John C. Wooley,             1997   $150,000    $  0     $  0         0        $  0
  Chairman of the Board     1996    130,000       0        0         0           0
  and President             1995    120,000       0      25,089    46,875        0

Jeffrey J. Wooley,          1997   $120,000       0        0         0           0
  Senior VP and Secretary   1996    110,000       0        0         0           0
                            1995    100,000       0        0       31,250        0

INFORMATION REGARDING STOCK OPTIONS

      There were no stock options granted in 1997 to the executive officers included in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

      Set forth in the following table is summary information regarding the number of all unexercised options as of the end of 1997 for each of the executive officers included in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES

                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                          OPTIONS             IN-THE-MONEY OPTIONS AT
                    AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)
NAME              EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(1)
----              -------------------------  ----------------------------
John C. Wooley            46,875/0                  $85,547/$0.00
Jeffrey J. Wooley         31,250/0                  $57,031/$0.00

------------

(1) The closing price per share of common stock on December 31, 1997 was $14.625.

      No executive officer of the Company exercised options in fiscal 1997.

LONG-TERM INCENTIVE PROGRAM

      The Company has no long-term incentive programs.

PENSION PLAN

      The Company has no defined benefit or actuarial plan.

COMPENSATION OF DIRECTORS

      Directors who are not officers or employees of, or consultants to, the Company receive a retainer of $1,000 per month, $1,000 for each meeting of the Board of Directors and $500 per committee meeting attended. Directors' expenses for attending meetings currently are not reimbursed by the Company.

DIRECTORS STOCK OPTION PLAN

      Effective July 1995, the Company adopted a stock option plan (the "Directors Stock Option Plan") pursuant to which options to purchase 10,000 shares of Common Stock are automatically granted to each of up to three non-employee directors appointed or elected to the Board of Directors for the first time after the effective date of the Directors Stock Option Plan. The options are granted at fair market value based upon trading prices during a specified period prior to the date of grant. All options granted are nonqualified stock options under the Internal Revenue Code of 1986, as amended. In February 1996, John L. Hill, Jr. and Azie Taylor Morton received options to purchase Common Stock under the Directors Stock Option Plan for the exercise price of $10.2375 and $10.25, respectively. Each non-employee director elected to the Board of Directors for the first time will receive options to purchase Common Stock under the Directors Stock Option Plan with an exercise price to be determined.

      Options granted under the Directors Stock Option Plan vest in three equal annual increments, with the first third vesting on the date of grant, and will expire ten years after the date of grant. The Directors Stock Option Plan is administered by the Board or a committee consisting of at least two directors who are not eligible to receive options under the Directors Stock Option Plan, but option grants and terms are nondiscretionary. The exercise price for these options may be paid in cash or by shares of Common Stock at their fair market value at the time of exercise.

EMPLOYMENT AGREEMENTS

      Effective February 16, 1998, the Company entered into new employment agreements with John C. Wooley and Jeffrey J. Wooley, replacing employment agreements which expired in December 1997. The new employment agreements provide for: (i) three-year terms, renewable for one year periods thereafter;
(ii) annual base salaries of $200,000 increasing to $250,000 by 2000 for John Wooley, and $160,000 increasing to $185,000 by 2000 for Jeffrey Wooley; and
(iii) payment of the salary for the balance of the term if terminated without cause. In addition, cash incentive plans were adopted for 1998, establishing performance criteria which, if met, would result in bonuses ranging from 8% to 100% of their annual salaries, depending on whether certain threshold performance criteria are met. John Wooley and Jeffrey Wooley are bound by contractual confidentiality and noncompete provisions which extend 24 months beyond the termination of their employment with the Company for any reason.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock are required from time to time to file with the Securities and Exchange Commission (the "Commission") reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its fiscal year 1996 and thereafter, Forms 5 and amendments thereto furnished to the Company with respect to its fiscal year 1997, and any written representations received by the Company from a director, officer or beneficial owner of more than 10% of the Common Stock ("reporting persons") that no Form 5 is required, the Company believes that the following reporting persons did not file on a timely basis the following reports required by Section 16(a) of the Securities Exchange Act of 1934 during the Company's fiscal year 1996. Azie Taylor Morton and John L. Hill, Jr., directors of the Company, did not file in a timely manner Form 3, the initial statement of beneficial ownership of securities (such forms were subsequently filed indicating that the only securities beneficially owned were the options automatically granted under the Company's Non-Employee Director Stock Option
Plan).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      John C. Wooley is the Chairman of the Board and Chief Executive Officer of the Company, and a member of the Compensation Committee. Except as set forth above, no executive officer of the Company serves as a member of the compensation committee or as a director of any other entity, an executive officer of which serves on the Compensation Committee or is a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

      Although the Compensation Committee of the Board of the Directors (the "Committee") was formed in January 1995, prior to the Company's initial public offering decisions concerning compensation were made by the entire board with the interested parties abstaining. Beginning with fiscal year 1996, the Committee, which is currently made up of three outside directors and John C. Wooley, has been responsible for reviewing salaries and benefits of the officers of the Company, outlining their job descriptions, establishing guidelines for performance and making recommendations to the full Board of Directors regarding compensation for the officers. For purposes of considering proposed compensation packages and stock option grants for executive officers, a subcommittee consisting solely of outside directors has been appointed.

      Historically, compensation for executive officers has been based upon the following criteria: level of responsibility at the Company; individual performance and commitment to the Company; level of experience; the amount of compensation paid to executive officers of comparable companies; the amount of time and effort required by that position (both generally and for the fiscal year); contributions (or the lack thereof) to the profitability of the Company; assessment of risks associated with losing the benefit of their services; and, number of years of service with the Company. The Committee expects that these will continue to be the principal criteria for making their evaluation of executive officer compensation.

      In 1995, in conjunction with the initial public offering, the Board (with John Wooley and Jeffrey Wooley abstaining), determined to enter into an employment agreement with John Wooley. (See "--Employment Agreements"). Accordingly, subject to discretionary bonuses, compensation for John Wooley was fixed through December 1997.

      The Compensation Committee sought advice from independent compensation consultants with respect to compensation packages for 1998 for the top two executive officers, and may continue to seek advice from time to time from independent compensation consultants with respect to executive officer compensation. This advice may include an analysis of executive salaries in comparable businesses. The following compares John Wooley's compensation for the last two fiscal years with the Company's performance for the same periods.

                  JOHN WOOLEY'S ANNUAL     COMPANY'S RESULTS    SYSTEMWIDE
      YEAR        COMPENSATION SALARY        OF OPERATIONS        SALES*
      ----        --------------------     -----------------    ----------
      1996             $130,000               $3,195,000           $202
      1997             $150,000               $4,449,000           $270

----------
* In millions of dollars.

      The Compensation Committee intends to continue to evaluate the performance of the Company in light of management's efforts and to recommend to the Board of Directors appropriate adjustments in compensation as the situation warrants.

                                    Submitted by the Compensation Committee:

                                    John M. Rosillo
                                    John L. Hill, Jr.
                                    Azie Taylor Morton
                                    John C. Wooley


FIVE-YEAR CUMULATIVE TOTAL RETURN CHART

      The graph below compares total shareholder returns for the Company over the entire period of time that the Company has been public to the end of fiscal 1997 to the Standard & Poor's Restaurants Index and the NASDAQ Market Index. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                         COMPARISON OF 24 MONTH CUMULATIVE
                                   TOTAL RETURN*
         AMONG SCHLOTZKY'S INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                         AND THE S & P RESTAURANTS INDEX


               SCHLOTZSKY'S INC.   NASDAQ STOCK MARKET-US     S & P RESTAURANTS
12/15/95             100                    100                      100
12/95                 93                     99                      101
12/96                 91                    122                      100
12/97                133                    150                      107

* $100 INVESTED ON 12/15/95 IN STOCK OR ON
  11/30/95 IN INDEX - INCLUDING REINVESTMENT
  OF DIVIDENDS.  FISCAL YEAR ENDING DECEMBER 31.


TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

      John C. Wooley and Jeffrey J. Wooley have personally guaranteed obligations of the Company to various lenders and equipment lessors. The Company has agreed to indemnify each of them against liabilities, costs and expenses they may incur under such guarantees. The approximate total amount of these obligations was $1,460,000 at December 31, 1997. John Wooley has also pledged a personal life insurance policy to secure certain Company indebtedness.

      In January 1993, John Wooley and Jeffrey Wooley signed promissory notes to the Company for $320,000 and $77,000, respectively, to evidence obligations owed to predecessor entities. These notes have been restructured several times, most recently in February, 1998. The restructured notes have a five year term from January 1996, with quarterly payments of interest and principal and an interest rate of 7.5%. The largest aggregate amounts of such indebtedness, including accrued interest, from January 1, 1997 through December 31, 1997 were the outstanding balances of December 31, 1997 of approximately $109,000 for John Wooley and $122,000 for Jeffrey Wooley. The restructured terms of these notes were ratified by the Board of Directors in January 1996.

      In June 1992, Barmar Enterprises, Inc. ("Barmar"), a corporation controlled by Raymond Rodriguez, a director of the Company, became an area developer in territories in the Chicago area, and in March 1993, Fairfax Restaurant Group, Inc., of which Mr. Rodriguez is a principal shareholder, was granted a franchise pursuant to the Barmar area development agreement. In June 1995, Mr. Rodriguez and two other individuals were jointly granted a franchise for an additional store, also in the Chicago area. During fiscal 1996, the Company paid Barmar approximately $217,000 as its share of franchise fees and royalties under its area development agreement with the Company. The franchisees with an operating store in which Mr. Rodriguez holds an interest paid the Company approximately $51,000 in royalties. The Company believes that the terms of the area development agreement with Barmar and the franchise agreements with these franchisees are as favorable to the Company as those with other area developers or franchisees.

      In December 1995, the Company entered into a master license agreement with Buxtehude, a shareholder of the Company, of which John M. Rosillo, a director of the Company, is managing director. Pursuant to the terms of the agreement, Buxtehude paid the Company $150,000 in cash and $350,000 by promissory note. The Company recorded developer revenue totaling $500,000 in fiscal 1996 from Buxtehude under this master license agreement. This transaction was approved by the disinterested members of the Board of Directors of the Company. In connection with the master license agreement with Buxetude, the Company received a $350,000 promissory note. The note bears interest at 9% and is repayable in three installments, with the last installment of $175,000 due on December 31, 1998. The largest aggregate amount of such indebtedness since January 1, 1997 was $350,000. As of December 31, 1997, the balance of this obligation, including accrued interest, was $301,000.

REAL ESTATE TRANSACTIONS

      In June 1993, the Company exercised an option to acquire a parking lot near its headquarters in Austin, Texas, from a corporation owned by John Wooley and Jeffrey Wooley. As consideration for the purchase, the Company cancelled $159,000 of indebtedness and took the property subject to $583,000 in outstanding debt under a nonrecourse note in the amount of $650,000 held by the previous owner of the property. This note, together with the cancellation of indebtedness, less principal reductions recognized from rental income on the property, represents the total consideration paid for this property by the corporation owned by John Wooley and Jeffrey Wooley. This transaction did not result in any gain to the corporation owned by John Wooley and Jeffrey Wooley. On December 31, 1993, the Company sold the parking lot to the predecessor of Austin CBD 29, Inc. ("CBD 29") for $900,000, representing a gain to the Company of approximately $159,000. The Company received a promissory note from CBD 29 in the mount of $302,000 and CBD 29 took the property subject to the nonrecourse note in the then-outstanding principal amount of $576,000 and accrued taxes and interest in the aggregate amount of $22,000. The $302,000 note, of which $205,000 was repaid in 1995, bears interest at the rate of 9% per annum. The maturity of this note has been extended from its original maturity date of December 31, 1995 until December 31, 1998, and the largest aggregate amount outstanding during 1997, and the balance of this obligation, including accrued interest, as of December 31, 1997, was $136,000. Effective January 1, 1996, most of the assets and liabilities of CBD 29 were transferred to and assumed by Third & Colorado 29, L.L.C. ("T&C 29"), a limited liability company owned by John Wooley and Jeffrey Wooley.

      On December 31, 1993, the Company sold a tract of land in Austin, Texas to WTM Development, Inc. ("WTM"), of which John Wooley and Jeffrey Wooley are principal shareholders, for a promissory note in the amount of $350,000 secured by the property, bearing interest at the rate of 9% per annum and maturing on December 31, 1995. In 1994 and 1995, the Company made unsecured loans aggregating $161,000 to WTM to allow WTM to meet obligations related to the development of the property. These loans bore interest at the rate of 9% per annum and were payable on demand. Effective December 13, 1995, the amounts owed to the Company by WTM were restructured to provide for payments of interest only until maturity in five years, for a reduced rate of interest of 8% per annum, and for a commitment to make additional advances of up to $35,000. The largest aggregate amount of such indebtedness since
January 1, 1997, and the principal balance of this obligation, including accrued interest, as of December 31, 1997, was $588,000.

      In connection with the transfer and assumption of the assets and liabilities of CBD 29 discussed above, T&C 29 assumed the repayment of a promissory note payable to the Company, issued to the Company in connection with the sale by the Company of a parking lot near the Company's headquarters to CBD
29. The note is secured by the property, bears interest at the rate of 9% per annum and has a scheduled maturity of December 31, 1995 which was extended until December 31, 1998. When the note was assumed by T&C 29, pursuant to the arrangement with John Wooley and Jeffrey Wooley discussed above, the note was extended for one year. The largest aggregate amount of such indebtedness since January 1, 1997 was approximately $136,000, the balance of this obligation, including accrued interest, as of December 31, 1997.

      The Company and Third & Colorado 19, L.L.C. ("T&C 19"), a limited liability company owned by John Wooley and Jeffrey Wooley, entered into a lease agreement effective March 21, 1997, under which the Company leases from T&C 19 approximately 29,410 square feet of office space, and 11,948 square feet of storage space, in Austin, Texas for the Company's corporate headquarters. Under the terms of the lease, the Company pays annual net rental of $12.95 per square foot for the office space and up to $2.50 per square foot for the storage space, for a term of ten years beginning November 1997. This transaction was approved by the disinterested members of the Board of Directors of the Company.

MASTER LICENSE AND AREA DEVELOPMENT AGREEMENTS

      In December 1994, the Company entered into a territorial agreement with Bonner Carrington Corporation pursuant to which Bonner Carrington paid the Company $22,000 in cash and $128,000 by a promissory note for the right to obtain a master license for Germany. A master license agreement was entered into by the Company and Bonner Carrington in March 1995. At that time, the master license fee was increased by $100,000, which was added to the principal amount of the note. The note, as modified in 1997, bears interest at 8% per annum, is payable in ten annual installments of principal and interest beginning in December 1998, and matures in December 2007. As of December 31, 1997, the outstanding balance on this note was $211,000. The cash was paid to the Company from the proceeds of one or more loans made to Bonner Carrington by CBD 29 or its affiliates. Prior to September 1997, the Bonner Carrington note to the Company was guaranteed by CBD 29 and CBD 29 or its affiliates may have had the right to acquire the master license for Germany and certain other territories held by Bonner Carrington if Bonner Carrington defaulted on its note to the Company. The Company consented to the collateral assignment of the master license by Bonner Carrington to CBD 29, but this collateral assignment was terminated when the CBD 29 guaranty, which was assumed by T&C 29, was terminated in September 1997. Bonner Carrington manages properties owned by CBD 29 and its affiliates, including office space leased by the Company in Austin, Texas. See "--Real Estate Transations." In 1996, the Company made a minority investment in an affiliate of Bonner Carrington which has several master license agreements in effect.

      In December 1994, the Company granted a master license for Ontario, Canada and other Canadian provinces to TexFran Associates, Ltd. ("TexFran"), for $25,000 in cash and a $200,000 promissory note. The note bears interest at 6% per annum and is due in December 1998. The cash paid to the Company by TexFran was loaned to TexFran by CBD 29 or its affiliates and the TexFran note to the Company was guaranteed by CBD 29. As of December 31, 1997, the outstanding balance on this note including accrued interest was $173,000. CBD 29 had a right of first refusal to acquire the master license for Ontario, Canada and the other Canadian provinces held by TexFran if TexFran wanted to sell or relinquish the rights. TexFran also had a put option to sell its master license to CBD 29. John Wooley and Jeffrey Wooley personally guaranteed CBD 29's obligations under this put option. The Company consented to the right of first refusal and the put option of the master license to CBD 29 which were transferred to T&C 29. This right of first refusal and the guaranty of the TexFran note were terminated in September
1997. TexFran is also the area developer for territories in the Los Angeles area. The area development agreement between TexFran and the Company for the Los Angeles territories initially provided for TexFran to receive 100% of all franchise fees paid by franchisees for up to 20 stores opened in the territories. In December 1994, the Company agreed to eliminate the store opening schedule under this area development agreement with TexFran and to extend the term of the agreement from 50 years to 99 years in exchange for TexFran's agreement to allow the Company to retain 50% of the franchise fees paid by franchisees for stores opened in the territory after March 1995. In a separate agreement with TexFran, CBD 29 agreed to pay TexFran an amount equal to 50% of the franchise fees paid by franchisees for up to 13 stores opened in the territory, for a total of $98,000, and TexFran granted to CBD 29 a right of first refusal to acquire the area development rights held by TexFran for the Los Angeles territories. The Company consented to the transfer of these area developer rights to CBD 29 pursuant to this right of first refusal. The Company reacquired the Los Angeles territories in 1997. The Company believes that the terms of the area development agreement with TexFran were no less favorable to the Company than could have been obtained from an unaffiliated third party and that the terms of the master license agreement are as favorable as those with other master licensees of the Company.

      In December 1994, CBD 29 guaranteed a promissory note to the Company in the amount of $70,000 from the area developer for Albany, New York. The note bore interest at a rate of 8% per annum, and was paid in May 1997. CBD 29 obtained the right to acquire the area development rights for Albany, New York if the area developer defaulted on its promissory note to the Company. The area developer received a put option to sell its area developer rights to CBD 29. John Wooley and Jeffrey Wooley personally guaranteed CBD 29's obligations under this put option. The Company consented to the collateral assignment and the put option of the area development rights to CBD 29. In September 1995, the area developer and CBD 29 waived any further rights and obligations as against each other pursuant to these arrangements. The Company reacquired this territory in 1996. The Company believes that the terms of the area development agreement for Albany, New York were as favorable to the Company as those with other area developers of the Company.

      In June 1995, CBD 29 loaned $40,000 to the area developer for Omaha, Nebraska. As a result, CBD 29 obtained a security interest in the rights of the area developer to receive a portion of the royalties paid by certain franchisees and might have had the right to acquire these rights in the event of a default by the area developer under the loan. In September 1997, T&C 29, as successor in interest to the rights from CBD 29, agreed with the Company that it would not seek to execute upon any security interest in these rights. The Company believes that the terms of the area development agreement for Omaha, Nebraska are as favorable to the Company as those with other area developers of the Company.

APPROVAL OF DISINTERESTED DIRECTORS

      The foregoing transactions were entered into between related parties and, except as otherwise noted, were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to the Company than might have been obtained from unaffiliated third parties. During fiscal 1997, the Company did not, and in the future will not, enter into any transactions in which the directors, executive officers or principal shareholders of the Company and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of the Board of Directors and are on terms that are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.

                                    (PROPOSAL 2)

                APPROVAL OF AMENDMENTS TO THIRD AMENDED AND RESTATED
                               1993 STOCK OPTION PLAN

      In December 1993, the Board of Directors and the shareholders of the Company adopted the 1993 Stock Option Plan, which has been amended by action of the Board of Director, the shareholders or the Compensation Committee, as the case may be, several times since adoption. The 1993 Stock Option Plan, as amended (the "1993 Plan" or the "Amended Plan"), presently states that up to a maximum of 950,000 shares of Common Stock are available for awards of options to employees and directors of, and consultants to, the Company. As of April 24, 1998, options to purchase 856,839 shares of Common Stock had been granted pursuant to the 1993 Plan, of which options to purchase 114,249 shares had been exercised, leaving 93,161 shares available for future grants under the 1993 Plan.

PROPOSED AMENDMENTS

      To continue the effectiveness of the 1993 Plan, the Compensation Committee has, subject to shareholder approval, amended the 1993 Plan (the "Amendments") to (i) increase by 500,000 the number of shares of Common Stock reserved for issuance under the 1993 Plan, thus increasing the aggregate amount of Common Stock for which options have been or may be granted pursuant to the 1993 Plan to 1,450,000 shares (subject to adjustment to prevent dilution), and (ii) increase from 250,000 to 300,000 the number of shares with respect to which options may be granted to any single executive officer in any fiscal year.

      If approved by the shareholders, the increase in the number of shares reserved for issuance under the 1993 Plan will permit the Company to effect grants in favor of John Wooley, the Chairman of the Board and Chief Executive Officer of the Company, and Jeffrey Wooley, Senior Vice President and Secretary, and will also permit the Company to continue to grant options under the 1993 Plan, which the Compensation Committee believes is necessary in order to attract, motivate and retain outstanding employees, directors and consultants.

      In December 1997, employment contracts with John Wooley and Jeffrey Wooley expired. The Compensation Committee retained consultants to analyze the compensation paid to them and to make recommendations concerning appropriate compensation packages in light of comparisons to executive compensation at similarly situated companies. On February 12, 1998, the Compensation Committee increased the number of shares under the 1993 Plan by 150,000 shares. Immediately following that action, a subcommittee of the Compensation Committee granted stock options for 50,000 shares to John Wooley and for 25,000 shares to Jeffrey Wooley, both at the then current fair market value and vesting in one-third increments on the first three anniversaries of the date of grant, in order to effect a portion of the preliminary recommendations of its compensation consultants.

      On February 27, 1998, the Compensation Committee met to consider the final report of its consultants. The Committee voted to increase the number of shares under the 1993 Plan by an additional 500,000 shares, subject to shareholder approval. In accordance with the consultant's recommendations, the subcommittee granted options for an additional 250,000 shares to John Wooley and 75,000 shares to Jeffrey Wooley, both subject to shareholder approval of the 500,000 share increase in the 1993 Plan. In making the grant, the subcommittee considered the Company's practices and the practices of similarly situated companies, with respect to stock option grants for the years 1994 through 1997. The grants reflect their attempt to address their belief that the compensation packages for John Wooley and Jeffrey Wooley for those years were well below the median of those received by their counterparts at comparable companies. In addition, the subcommittee decided to make these grants adequate for fiscal years 1998 and

1999, consistent with their understanding of the stock option grant practices of many public companies. Accordingly, it is not contemplated that additional stock option grants would be made to John Wooley or Jeffrey Wooley until at least the year 2000. The subcommittee also voted to increase the base salaries payable to John Wooley and Jeffrey Wooley through 2001 and to adopt cash incentive plans for 1998, consistent with the recommendations of the consultant. (See "Comparison of Executive Officers and Other Information--Employment Agreements.") The options granted on February 27, 1998 to John Wooley and Jeffrey Wooley were on the following terms:

                          NO. OF
                      STOCK OPTIONS   EXERCISE PRICE*         VESTING
                      --------------  ---------------         --------
John C. Wooley           150,000          $22.095        One-third per year
                         100,000          $23.93625      One-third per year
Jeffrey J. Wooley         41,666          $22.095        One-third per year
                          33,334          $23.93625      One-third per year

--------------------
* These stock options are subject to the condition that on the date of the annual meeting of shareholders, the fair market value of the Company's Common Stock, as defined in the 1993 Plan, must be no greater than the exercise price determined on February 27, 1998. If an exercise price is less than the fair market value as determined under the 1993 Plan on the date of the Annual Meeting, the exercise price will be automatically increased to the fair market value on that date. As of April 24, 1998, the fair market value as determined under the Plan was below both of the exercise prices established on February 27, 1998.

      Because options to acquire an aggregate of 300,000 shares were granted to John Wooley during February 1998, the Compensation Committee has also amended the 1993 Plan to increase the number of shares with respect to which options may be granted to any single executive officer in any fiscal year from 250,000 to 300,000 shares. This will enable the Company to deduct compensation paid to the extent his compensation exceeds $1 million as a result of proceeds from the stock options if, and only if, the shareholders approve the Amendment. This Amendment is made in response to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code generally provides that a publicly held corporation's deduction for compensation paid to its chief executive officer or one of its next four highest compensated officers (these five individuals are defined in Section 162(m) of the Code as "covered employees") is limited to $1 million per year, subject to certain exceptions. One of these exceptions is for "performance-based" compensation, which includes compensation under stock option plans if certain requirements are met. In order for the stock options granted to John Wooley on February 27, 1998 to qualify under the "performance-based" compensation exception to the deductibility limits of Section 162(m) of the Code in the future, the shareholders must approve the Amendment.

      If shareholder approval of the Amendments is not obtained, (i) there will be no increase in the number of shares of Common Stock subject to issuance under the existing 1993 Plan and any options granted subject to such approval will be cancelled, and (ii) the number of shares with respect to which options may be granted to any single executive officer in any fiscal year will remain at 250,000 shares.

      The following is a summary of certain major provisions of the 1993 Plan, as amended.

      GENERAL. Under the 1993 Plan, options covering shares of Common Stock are granted to employees and directors of, and consultants to, the Company. The options are intended to qualify either as incentive stock options ("ISO's") pursuant to Section 422 of the Code, or will constitute nonqualified stock options ("NQSOs"). Options may be granted at any time prior to December 23, 2003. Provided the shareholders approve the Amendments, a maximum of 1,450,000 shares of Common Stock (subject to adjustment to prevent dilution) will be available for issuance under the Amended Plan. As of April 24, 1998, options to purchase 856,839 shares of Common Stock had been granted pursuant to the 1993 Plan and had not expired, and 114,249 shares had been issued upon exercise of options granted pursuant to the 1993 Plan.

      ADMINISTRATION. The 1993 Plan may be administered by the Board of Directors, or the Board of Directors may delegate its authority to a committee (either, the "Administrator"). The Board of Directors has currently delegated its authority to the Compensation Committee, which is currently comprised of three non-employee directors and John Wooley. For purposes of grants to executive officers, a subcommittee consisting solely of non-employee directors has been formed. The 1993 Plan provides that the Administrator has full and final authority to select the employees, directors and consultants to whom awards are granted, the number of shares of Common Stock with respect to each option awarded, the exercise price or prices of each option, the vesting and exercise periods of each option, whether an option may be exercised as to less than all of the Common Stock subject to the option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of the Amended Plan. In general, the Administrator is authorized to construe, interpret and administer the 1993 Plan and the provisions of the options granted thereunder, prescribe and amend rules for the operation of the 1993 Plan and make all other determinations necessary or advisable for its implementation and administration.

      ELIGIBILITY. Eligibility to participate in the 1993 Plan is limited to employees and directors of, and consultants to, the Company and its subsidiaries as determined by the Administrator. Because of the discretion possessed by the Administrator with respect to employees, directors and consultants, there is no practical way to indicate the number of persons who may be selected to participate in the 1993 Plan, the number of options that may be granted to them or the number of shares of Common Stock subject to each option. Notwithstanding the foregoing, the maximum number of shares of Common Stock that can be granted to any individual executive officer of the Company in any fiscal year is 300,000 shares (assuming the shareholders approve the Amendments).

      TERMS OF OPTIONS AND LIMITATIONS ON RIGHT TO EXERCISE. Under the 1993 Plan, the exercise price of options will not be less than 50% of the fair market value of the Common Stock on the date of grant; provided that, as to options granted to executive officers and all ISOs, the exercise price will not be less than fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% of the Common Stock of the Company). Options granted to employees, directors or consultants shall not be exercisable after the expiration of ten years from the date of grant (or five years in the case of incentive stock options granted to an optionee owning 10% of the Common Stock of the Company) or such earlier date determined by the Administrator.

      The 1993 Plan permits the exercise of options by payment of the exercise price in cash or, at the discretion of the Administrator, by delivery of shares of Common Stock having a fair market value as of the date of exercise equal to the exercise price, any other valid consideration under applicable law, or a combination of each, in an amount equal to the aggregate exercise price for the shares subject to the option or portion thereof being exercised.

      No option is assignable or transferable by an optionee except by will, by the laws of descent and distribution or, if the option is not an ISO, as permitted by the terms of the option agreement or pursuant to a qualified domestic relations order. Neither the optionee nor the optionee's legal representatives, legatees, transferees or distributees will be deemed to be a holder of any shares of Common Stock subject to an option until the option has been validly exercised and the purchase price of the shares paid. An option may not be exercised except (i) by the optionee, (ii) by a person who has obtained the optionee's rights under the option by will or under the laws of descent and distribution, (iii) by a permitted transfer as contemplated by the 1993 Plan, or (iv) by a spouse incident to a divorce.

      TERMINATION OF EMPLOYMENT. Except as the Administrator may otherwise determine, in the event the holder of an option ceases to be an employee or director of, or consultant to, the Company or any of its subsidiaries for any reason, no further installments of the option will become exercisable and the option will terminate three months after the date of termination, or immediately in the event of a termination for cause. In the event of death or disability of an optionee while in the employ or while serving as a director of or consultant to the Company or any of its subsidiaries, such option will be exercisable to the extent exercisable on the date of death or disability within two years, in the case of death, or one year, in the case of disability, after the date of death or disability, but in no case later than the expiration date of such option.

      DILUTION OR OTHER ADJUSTMENTS. Under certain circumstances, the Administrator will make adjustments with respect to the options, or any provisions of the Amended Plan, as it deems appropriate to prevent dilution or enlargement of option rights.

      AMENDMENT AND TERMINATION. The Administrator may amend, abandon, suspend, or terminate the Amended Plan or any portion thereof at any time, PROVIDED, HOWEVER, no amendment that requires shareholder approval in order for the Amended Plan to continue to comply with Section 162(m) of the Code or any other applicable law, rule or regulation (including, without limitation, the Code, the Exchange Act or any self-regulatory organization such as a national securities exchange) will be made unless such amendment has received the requisite approval of shareholders. In addition no amendment may be made that adversely affects any of the rights of an optionee under any option theretofore granted, without such optionee's consent. The 1993 Plan is scheduled to expire on December 23, 2003.

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Under the Amended Plan, the Company may grant options which, for federal income tax purposes, (a) are treated as "incentive stock options" within the meaning of Section 422 of the Code, or (b) are treated as nonqualified options subject to Section 83 of the Code. The federal income tax consequences of each type of option are different for the participants and for the Company.

      INCENTIVE STOCK OPTIONS. For an option granted pursuant to the Amended Plan that qualifies as an incentive stock option, present law provides: (a) the participant will not realize taxable income upon either the receipt or the exercise of the option, provided, however, that in connection with the computation of the alternative minimum tax, the amount by which the fair market value of the Common Stock at the time of exercise exceeds the exercise price generally will constitute an adjustment item; (b) any gain or loss upon a disposition constituting a qualifying disposition of shares acquired pursuant to the exercise of the option will be treated as capital gain or loss (assuming that such shares are a capital asset in the hands of the participant); and (c) no deduction will be allowed at any time to the Company or any parent or subsidiary of the Company for federal income tax purposes in connection with the grant or exercise of the option or a disposition constituting a qualifying disposition of shares acquired pursuant to the exercise of the option. A disposition of shares acquired upon exercise of an incentive stock option will constitute a qualifying disposition if it does not occur within two years of the granting of the option or within one year after the transfer of substantially all of the incidents of ownership in the shares to the participant, and the participant is an employee of the Company (or defined affiliates) at all times from the grant of the option until three months prior to exercise. A disposition not satisfying such holding period requirements results in a "disqualifying disposition." If Common Stock acquired upon exercise of an incentive stock option is disposed of by the participant in a disqualifying disposition, the participant will be treated as receiving ordinary income equal to the difference between the fair market value of the transferred shares on the date of exercise and the exercise price of such shares, less any decline in value of the shares from the date of exercise to the date of sale. In the event the sales price received in a disqualifying disposition of such Common Stock exceeds the value of the Common Stock on the date of exercise, the disqualifying disposition also will result in capital gain to the extent of such excess (assuming that such Common Stock is a capital asset in the hands of the participant). The amount treated as ordinary income to the participant because of a disqualifying disposition will normally be allowed as a federal income tax deduction to the Company (or any parent or subsidiary of the Company) as compensation expense.

      For purposes of computing a participant's capital gain or loss on the sale of shares that were acquired under the Amended Plan pursuant to the exercise of an incentive stock option, the participant's basis in such shares generally will be equal to any amount paid by the participant to the Company for the shares plus the amount, if any, recognized as ordinary income to the participant with respect to the shares due to a disqualifying disposition. The participant's holding period for such shares generally should begin at the time of the participant's exercise of an option.

      The Company and any parent or subsidiary of the Company will not be liable to any participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any option granted pursuant to the Amended Plan does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

      NONQUALIFIED OPTIONS. For an option granted pursuant to the Amended Plan that does not qualify as an incentive stock option, taxable income will not be realized by the participant upon the grant of such a nonqualified option. A participant generally will recognize ordinary taxable income (compensation), subject to withholding, upon exercise of a nonqualified option in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price paid.

      For purposes of determining gain or loss upon a subsequent disposition of Common Stock acquired upon the exercise of a nonqualified option, the participant's basis in such shares will generally be equal to the purchase price paid to the Company for the Common Stock, increased by the amount, if any, includable in the participant's taxable income with respect to the Common Stock. The participant's holding period for determining whether gain or loss on such subsequent disposition is short-term or long-term begins on the date on which the participant's rights in the stock are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier.

      The foregoing is intended as a summary of the effect of certain federal income tax consequences associated with the 1993 Plan and does not purport to be complete. It is recommended that participants consult their own tax advisors for counseling. The tax treatment under foreign, state or local law is not covered in this summary.

SHAREHOLDER APPROVAL

      The affirmative vote of holders of a majority of the shares of Common Stock having voting power, represented in person or by proxy, at the Annual Meeting is required to approve the Amendments. The Board of Directors believes the proposed Amendments are in the best interest of the Company and its shareholders and are important in order to help assure the ability of the Company to continue to recruit and retain highly qualified employees, directors and consultants.

      It is the intention of the persons named in the enclosed proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxy will be voted for the approval of the Amendments to the 1993 Stock Option Plan.

                                    (PROPOSAL 3)


          APPROVAL OF THE SCHLOTZSKY'S, INC. EMPLOYEE STOCK PURCHASE PLAN


      On February 27, 1998, the Board of Directors voted to adopt the Schlotzsky's, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), subject to shareholder approval. A summary of the material features of the Stock Purchase Plan follows. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Stock Purchase Plan, a copy of which is attached as Appendix A and is incorporated herein by reference.

      GENERAL. Under the Stock Purchase Plan, eligible employees may purchase Common Stock of the Company at a discount from the market price through a program of voluntary, regular payroll deductions. The Stock Purchase Plan will be administered by a committee of non-eligible directors (the "Compensation Committee") designated by the Board of Directors. The Compensation Committee will appoint an administrator who will be responsible for the implementation of the Stock Purchase Plan, including the allocation of funds and Common Stock purchased thereunder, and record keeping.

      SHARES ISSUABLE THROUGH THE STOCK PURCHASE PLAN. A total of 250,000 shares of Common Stock are authorized and reserved for issuance under the Stock Purchase Plan. Appropriate adjustments to the aggregate number of shares available under the Stock Purchase Plan will be made, in the discretion of the Compensation Committee, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock. The shares of Common Stock authorized for sale under the Stock Purchase Plan may be purchased by the Company in the open market, or may be authorized and unissued shares, treasury shares, or any combination thereof.

      ADMINISTRATION OF THE STOCK PURCHASE PLAN. The Compensation Committee has complete authority to construe, interpret and administer the provisions of the Stock Purchase Plan.

      THE STOCK PURCHASE PLAN. Employees of the Company and its subsidiaries, including members of the Board of Directors who are employees, and whose customary employment is more than 20 hours per week and five months in a calendar year and who have at least six months of service are eligible to participate in the Stock Purchase Plan. Employees who own five percent (5%) or more of the Company's outstanding Common Stock may not purchase stock under the Stock Purchase Plan. As of April 24, 1998, a total of approximately 150 employees of the Company and its subsidiaries, including all officers other than John C. Wooley, Jeffrey J. Wooley and Susan D. Vincent (who were ineligible because the number of shares deemed beneficially owned by them was in excess of five percent), were eligible to participate in the Stock Purchase Plan.

      Under the Stock Purchase Plan, the Compensation Committee may permit eligible employees to purchase, through regular payroll deductions, shares of Common Stock at a purchase price equal to eighty-five percent (85%) of the lower of the fair market value of a share of Common Stock on the first day of an option period or the last day of an option period. Each option period is six calendar months. Under the Stock Purchase Plan, the fair market value of a share of Common Stock will be equal to the closing price of a share of Common Stock on the date in question.

      Participants may contribute up to a maximum of fifteen percent (15%) of their base compensation for the purchase of shares pursuant to the Stock Purchase Plan. Payroll deductions will be accumulated and will be used to purchase shares of Common Stock at the end of the option period. A participant may decrease (but cannot increase) or suspend payroll deductions during an option period or withdraw from participation in the Stock Purchase Plan at any time. No participant may purchase more than 1,000 shares during any option period, or $25,000 of Common Stock in any calendar year, measured using the fair market value of a share of Common Stock at the time each option is granted.

      TERMINATION OF EMPLOYMENT. If a participant's employment terminates for any reason before the end of an option period, his or her participation in the Stock Purchase Plan ceases immediately, and any shares of Common Stock purchased under the Stock Purchase Plan and any accumulated employee contributions will be distributed to such participant.

      AMENDMENTS TO THE STOCK PURCHASE PLAN. The Board of Directors may amend or terminate the Stock Purchase Plan at any time subject to certain restrictions set forth in the Stock Purchase Plan. The Stock Purchase Plan will automatically terminate after ten years, or on the date all shares authorized to be sold thereunder have been sold, subject to the right of the Board of Directors to terminate the Stock Purchase Plan at any earlier time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. Reference should be made to the applicable provisions of the Code. There may also be state, local and foreign income tax consequences applicable to purchases of Common Stock.

      The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. A participant under the Stock Purchase Plan will not recognize income subject to federal income tax at the commencement of an option period or at the time shares are purchased. Funds withheld under the Stock Purchase Plan and applied toward the purchase of Common Stock are taxed to the participant in the same manner as other regular earnings. The purchase of shares under the Stock Purchase Plan may have additional tax consequences for a participant.

      A taxable event will not occur until a participant sells or makes a gift of the shares purchased through the Stock Purchase Plan. Whether the participant disposes of the shares during or after the 2-year period following the first day of the relevant option period (the "Holding Period") will determine the federal income tax consequences to the participant.

      Participants who purchase shares under the Stock Purchase Plan and dispose of them within two years of the last day of the applicable option period will recognize ordinary income on the difference between the price paid per share and the fair market value on the last business day of the option period, regardless of the market price of the shares at the time of the sale. A corresponding deduction will be available to the Company. In addition, a participant who sells shares within the applicable Holding Period will recognize a capital gain or loss (long-term or short-term, depending on the length of time such shares are held) on the difference between the amount realized on the sale and his or her "basis" in the shares. The participant's "basis" equals the price paid plus any ordinary income recognized as a result of the sale.

      If a participant disposes of shares purchased under the Stock Purchase Plan more than two years after the last day of the applicable option period, or dies at any time while holding shares, ordinary income will be equal to the lesser of (i) the fair market value of the shares at the time of disposition minus the price paid under the Stock Purchase Plan; or (ii) the fair market value of the shares on the last day of the applicable option period less the price paid. The Company would not be entitled to a deduction for this amount. In addition, a capital gain will be recognized on the excess, if any, of the amount recognized on a sale over the participant's basis (the amount paid per share plus the ordinary income as a result of the sale). Any loss will be treated as a capital loss.

REASON FOR PROPOSAL

      The purpose of the Stock Purchase Plan is to make available to eligible employees of the Company and its subsidiaries a means of purchasing shares of Common Stock through voluntary, regular payroll deductions. The Board of Directors believes that the Stock Purchase Plan is in the best interest of the Company and its shareholders.

      The affirmative vote of the holders of a majority of the total votes cast with respect to the Stock Purchase Plan is required to approve the Stock Purchase Plan.

      In considering whether to vote for approval of the Stock Purchase Plan, shareholders are advised that, John C. Wooley, the Chairman of the Board and Chief Executive Officer of the Company, Jeffrey J. Wooley, Senior Vice President and Secretary and a director of the Company, and each of the other directors currently do not qualify to participate in the Stock Purchase Plan because they hold too many shares to participate (in the case of John C. Wooley and Jeffrey
J. Wooley) or they are not employees (in the case of the remaining directors).

      The Board of Directors recommends a vote "For" approval of the Schlotzsky's, Inc. Employee Stock Purchase Plan. It is the intention of the persons named in the enclosed Proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxy will be voted for the approval of the Stock Purchase Plan.

                   SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      It is anticipated that the 1999 Annual Meeting of Shareholders of the Company will be held on May 28, 1999. Proposals of shareholders intended to be presented at the 1999 annual meeting must be received in writing by the Company at its principal executive offices for inclusion in the Company's proxy statement and form of proxy not later than January 29, 1999. The principal executive offices of the Company are located at 203 Colorado Street, Austin, Texas 78701.

                         FINANCIAL STATEMENTS AND FORM 10-K

      The Consolidated Financial Statements of the Company and its subsidiaries, which include audited consolidated balance sheets as of December 31, 1997 and 1996 and audited consolidated statements of operations and cash flows for the years ended December 31, 1997, 1996 and 1995, are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission (the "Form 10-K"). The Company will furnish a copy of the Form 10-K without charge to each person who was a beneficial owner of its securities on April 24, 1998, the record date for the Company's Annual Meeting of Shareholders, and who wishes to receive a copy of the Form 10-K, upon the written request of any such person. Requests for copies of such reports should be directed to Monica Gill, 203 Colorado Street, Austin, Texas 78701.

                                   OTHER MATTERS

      The Board of Directors of the Company does not know of any other matters to be acted upon at the meeting. However, if any other matter properly comes before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.


April 30, 1998

                                  APPENDIX A

                              SCHLOTZSKY'S, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

       The following constitute the provisions of the Schlotzsky's, Inc. Employee Stock Purchase Plan, effective as of July 1, 1998.

       1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

       2.     DEFINITIONS.

              (a) "ACQUIRED COMPANY" shall mean any company 50% or more of whose stock or assets has been acquired by the Company or 50% or more of whose assets have been acquired by a Subsidiary.

              (b)    "BOARD" shall mean the Board of Directors of the Company.

              (c) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

              (d) "COMMON STOCK" shall mean the common stock, no par value, of the Company.

              (e) "COMPANY" shall mean Schlotzsky's, Inc., a Texas corporation, or any successor which adopts this Plan.

              (f) "COMPENSATION" for the Offering Period shall mean the regular straight-time earnings paid to the Employee by the Employer.

              (g) "CONTINUOUS STATUS AS AN EMPLOYEE" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence that meets the requirements of paragraph 10(b). An Employee who was employed by an Acquired Company on the date of such acquisition and at the time of such acquisition was hired by an Employer will be deemed to have Continuous Status as an Employee from the date of employment by the Acquired Company, absent any interruption or termination of service.

              (h) "EMPLOYEE" shall mean any person, including an officer, who is customarily employed for at least twenty (20) hours per week and for more than five (5) months in the calendar year by an Employer and whose wages are determined, in the sole judgment of the Employer, at the time of payment to be subject to withholding for purposes of federal income taxes.

              (i) "EMPLOYER" shall mean the Company and each of its Subsidiaries, excluding any Subsidiary that has declined to participate in the Plan.

              (j) "ENROLLMENT DATE" shall mean the first day of each Offering Period.

              (k)    "EXERCISE DATE" shall mean the last day of each Offering
       Period.

              (l) "EXERCISE PRICE" shall have the meaning as defined in paragraphs 7(b) and 7(c).

              (m) "OFFERING PERIOD" shall mean the period of six (6) months during which an option granted pursuant to the Plan may be exercised, as described in paragraph 4.

              (n) "PARTICIPANT" shall mean an Eligible Employee in Continuous Status as an Employee who has been offered the opportunity to purchase Common Stock hereunder and who has elected to participate herein.

              (o) "PARTICIPANT ACCOUNT" shall mean that separate account maintained hereunder to record the amount that a Participant has contributed to the Plan.

              (p) "PLAN" shall mean the Schlotzsky's, Inc. Employee Stock Purchase Plan.

              (q) "PLAN CUSTODIAN" shall mean the party appointed by the Plan administrator or any successor appointed by the Plan administrator.

              (r) "SIX MONTHS OF SERVICE" shall mean a consecutive one hundred-eighty (180) day period of Continuous Status as an Employee, beginning the date on which an Employee commences employment with an Employer, a Subsidiary or an Acquired Company.

              (s) "SUBSIDIARY" shall mean a corporation, domestic or foreign, of which at the time of the granting of the option pursuant to paragraph 7, not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

       3.     ELIGIBILITY.

              (a) GENERAL RULE. Any Employee, as defined in paragraph 2, who has completed Six Months of Service and is employed by an Employer on a given Enrollment Date shall be eligible to participate in the Plan as an "Eligible Employee," subject to the requirements of paragraphs 3(b) and 5(a) and the limitations imposed by section 423(b) of the Code. Any Eligible Employee who terminates employment and rehires with an Employer prior to an Enrollment Date within one year from the date of the Employee's termination shall not be required to complete another Six Months of Service.

              (b) EXCEPTIONS. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Common Stock under the Plan if:

                     (i) Immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own stock (including for purposes of this paragraph 3(b) any stock he holds outstanding options to purchase) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary computed in accordance with the Code Section 423(b)(3), or

                     (ii) Such option would permit such Employee's right to purchase stock under all employee stock purchase plans (described in section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-five Thousand Dollars ($25,000) of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Code Section 423(b)(8).

       4. OFFERING PERIODS. The first Offering Period begins July 1, 1998, and shall end December 31, 1998, unless terminated earlier in accordance with paragraph 19. Absent action by the Board, each subsequent Offering Period shall be for a period of six (6) months, and shall commence on each January 1 and July
1. The Board shall have the power to change the duration of the Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

       5.     PARTICIPATION.

              (a) An Eligible Employee may become a Participant in the Plan by completing a subscription agreement, in a form prescribed by the Plan administrator ("Subscription Agreement"), and filing it with the Company's Human Resources Department prior to an applicable Enrollment Date, unless a later time for filing the Subscription Agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

              (b) An Eligible Employee may waive his right to participate for any Offering Period by declining to authorize a payroll deduction. Such declination must be filed in writing in the time and manner specified by the Company. The filing of a written declination shall result in the Employee's waiver of participation for the current Offering Period and all subsequent offering periods and shall be irrevocable with respect to the current Offering Period. Except as otherwise provided in this paragraph, an Employee's waiver of participation for a specified Offering Period shall not, in and of itself, adversely impact the right of such Employee to participate in the Plan during any subsequent Offering Periods.

       6.     PAYMENT FOR COMMON STOCK.

              (a) At the time a Participant files his or her Subscription Agreement, such Participant shall elect to have payroll deductions made on each pay date during the Offering Period at the rate of not less than 1% of and not to exceed fifteen percent (15%) of the Compensation which he or she receives on each pay date during the Offering Period, provided that the aggregate amount of such payroll deductions during the Offering Period shall not exceed fifteen percent (15%) of the Participant's aggregate Compensation during said Offering Period.

              (b) All payroll deductions made by a Participant shall be credited to his or her Participant Account under the Plan.

              (c) A Participant may discontinue or change the rate of his or her payroll deductions during the Offering Period by completing and filing with the Human Resources Department of the Company a new Subscription Agreement. Such change or discontinuance shall be effective as soon as administratively feasible after the Company's receipt of the new Subscription Agreement.

       7.     GRANT OF OPTION.

              (a) On the Enrollment Date of each Offering Period each Eligible Employee in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period up to a number of whole shares of the Company's Common Stock determined by dividing fifteen percent (15%) of the Eligible Employee's Compensation by the Exercise Price on the Exercise Date for such Offering Period; provided, however, that the number of shares subject to such option shall be reduced, if necessary, to a number of shares which would not exceed the limitations described in paragraph 3(b) or paragraph 12(a) hereof. In addition, the maximum number of shares any Participant may be granted an option to purchase in any Offering Period is one thousand (1000) shares. The Exercise Price of a share of the Company's Common Stock shall be determined as provided in paragraph 7(b) herein.

              (b) The exercise price per share of the shares offered in a given Offering Period shall be the lesser of (i) 85% of the fair market value of a share of the Common Stock on the Exercise Date or (ii) 85% of the fair market value of a share of the Common Stock on the Enrollment Date of such Offering Period. The fair market value of the Company's Common Stock on a given date shall be the closing price of such Stock as reported by the Nasdaq Stock Market (or reported on such other national exchange on which it may, from time to time, be reported) for the Exercise Date or the Enrollment Date, as the case may be, (or if the Common Stock did not trade on such date, for the most recent trading day preceding the Exercise Date or the Enrollment Date, as the case may be, on which the Common Stock traded), unless the Common Stock ceases to be traded on a national exchange. If the Common Stock ceases to be traded on a national exchange, its fair market value shall be determined by the Board in its discretionor the Board may discontinue the Plan and refund all uninvested payroll deduction accounts. Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the fair market value of Common Stock shall be inconsistent with Code Section 423 or the regulations thereunder.

       8. EXERCISE OF OPTION. The Participant's option for the purchase of Common Stock will be exercised automatically on each Exercise Date of each Offering Period, and the maximum number of whole shares subject to such option will be purchased at the applicable exercise price with the funds in his or her Participant

Account and held in the Participant Account unless prior to such Exercise Date the Participant has withdrawn from the Offering Period pursuant to paragraph
10. Any unused payroll deductions from a Participant Account will carry forward to the next offering period unless requested to be refunded by the Participant. During a Participant's lifetime a Participant's option to purchase shares hereunder is exercisable only by such Participant.

       9. DELIVERY AND VOTING. Shares issued pursuant to the exercise of the option will be held in custody by the Plan Custodian until withdrawal by the Participant. The Participant may request a certificate for full shares held in his or her Participant Account immediately after the Exercise Date or as of the 10th of any month thereafter. A Participant shall be entitled to vote any shares held by the Plan Custodian in his or her Participant account by furnishing instructions to the Plan Custodian. Unless directions are given by the Participant, the shares shall not be voted.

       10.    WITHDRAWAL; TERMINATION OF EMPLOYMENT.

              (a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Participant Account and not yet used toward the exercise of his or her option under the Plan at any time by giving written notice to the Company on a form prescribed by the Plan administrator. Withdrawal shall be effective no earlier than the date such notice is received by the Board or the committee appointed by the Board pursuant to paragraph 13. All of the Participant's unused payroll deductions credited to his or her Participant Account will be paid to such Participant promptly after receipt of his or her notice of withdrawal. A withdrawal of a Participant's Participant Account shall terminate the Participant's participation for the Offering Period in which the withdrawal occurs, and no further payroll deductions for the purchase of shares will be made during that Offering Period.

              (b) Upon termination of the Participant's Continuous Status as an Employee of the Company for any reason, he or she will be deemed to have elected to withdraw from the Plan and any full shares held by the Plan Custodian for the Participant will be issued in the name of the Participant and mailed together with a check for any fractional shares. Any funds credited to his or her Participant Account and not then used toward the exercise of his or her option will be returned to such Participant and his or her option will be cancelled; provided, however, that a Participant who goes on a leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. If such Participant is not guaranteed re-employment by contract or statute and the leave of absence exceeds ninety (90) days, such Participant shall be deemed to have terminated employment on the ninety-first day of such leave of absence. Payroll deductions for a Participant who has been on a leave of absence will resume upon return to work at the same rate as in effect prior to such leave unless changed by such Participant or unless the leave of absence begins in one Offering Period and ends in a subsequent Offering Period, in which case the Participant shall not be permitted to re-enter the Plan until a new Subscription Agreement is filed with respect to any Offering Period which commences after such Participant has returned to work from the leave of absence.

              (c) A Participant's withdrawal from one Offering Period will not have any effect upon his or her eligibility to participate in a different Offering Period or in any similar Plan which may hereafter be adopted by the Company.

       11. INTEREST. No interest shall accrue on the payroll deductions of a Participant in the Plan.

       12.    STOCK.

              (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 250,000 (two hundred fifty thousand) shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. Either authorized and unissued shares or issued shares heretofore or hereafter reacquired by the Employer may be made subject to purchase under the Plan, in the sole and absolute discretion of the Board. Further, if for any reason any purchase of Common Stock under the Plan is not consummated, shares subject to such purchase agreement may be subjected to a new Subscription Agreement under the Plan. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares which each Employee shall be allowed to purchase. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue Common Stock hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of Federal or state securities laws.

              (b) The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised and the shares purchased.

              (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the prior written request of the Participant, in the names of the Participant and his or her spouse.

       13. ADMINISTRATION. The Plan shall be administered by the Board or a committee appointed by the Board. If a committee is appointed by the Board, such committee shall have all of the powers of the Board with respect to the Plan except for those powers set forth in paragraph 19 hereof. Members of the Board who are eligible employees are permitted to participate in the Plan; provided, however, that (i) members of the Board who are Eligible Employees may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan, and (ii) if a committee is appointed by the Board to administer the Plan, no committee member will be eligible to participate in the Plan. The Board or a committee appointed hereunder shall have the following powers and duties:

              (a) To direct the administration of the Plan in accordance with the provisions herein set forth;

              (b) To adopt rules of procedure and regulations necessary for the administration of the Plan provided the rules are not inconsistent with the terms of the Plan;

              (c) To determine all questions with regard to rights of Employees and Participants under the Plan, including, but not limited to, rights of eligibility of an Employee to participate in the Plan;

              (d) To enforce the terms of the Plan and the rules and regulations it adopts;

              (e) To direct the distribution of the shares of Common Stock purchased hereunder;

              (f) To furnish the Employer with information which the Employer may require for tax or other purposes;

              (g) To engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

              (h) To prescribe procedures to be followed by Participants in electing to participate herein;

              (i) To receive from each Employer and from Employees such information as shall be necessary for the proper administration of the Plan;

              (j) To maintain, or cause to be maintained, separate accounts in the name of each Participant to reflect the Participant's Participant Account under the Plan; and

              (k)    To interpret and construe the Plan.

       14.    DESIGNATION OF BENEFICIARY.

              (a) A Participant may file a written designation of a beneficiary who is to receive any shares from the Participant's Participant Account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which an option is exercised but prior to the issuance of such shares. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's Participant Account under the Plan in the event of such Participant's death prior to the Exercise Date of the option.

              (b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

       15. TRANSFERABILITY. Neither any monies credited to Participant's Participant Account nor any rights with regard to the exercise of an option to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

       16. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds. The Plan shall not be construed as creating any trust or fiduciary relationship.

       17. REPORTS. Individual Participant Accounts will be maintained for each Participant in the Plan. Statements of Participant Account will be given to participating Employees promptly following an Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

       18. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. If an option under this Plan is exercised subsequent to any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, occurring after such option was granted, as a result of which shares of any class shall be issued in respect of the outstanding shares, or shares shall be changed into a different number of the same or another class or classes, the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Company. Any such adjustment, however, in the Common Stock shall be made without change in the total price applicable to the portion of the Common Stock purchased hereunder which has not been fully paid for, but with a corresponding adjustment, if appropriate, in the price for each share of Common Stock.

       In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that (i) the Participant shall have the right to exercise the option; or (ii) the Plan shall be terminated and any uninvested payroll deduction amount refunded to Participant. If the Board makes an option fully exercisable, in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Participant that the option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

       19. AMENDMENT OR TERMINATION. The Board may at any time and for any reason terminate or amend the Plan. The Plan shall automatically terminate on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of shares available for purchase under paragraph
12. In the event of an automatic termination, reserved shares remaining as of such Exercise Date shall be sold to Participants on a pro rata basis, as described in paragraph 12.

       Except as specifically provided in the Plan, as required to comply with Code section 423, or as required to obtain a favorable ruling from the Internal Revenue Service, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant.

       20. NOTICES. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

       21. SHAREHOLDER APPROVAL. The Plan is adopted subject to shareholder approval within 12 months of the adoption of the Plan.

       22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Act, the rules and regulations promulgated under both sets of laws, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

              As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute, such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

       23. TERM OF PLAN. The Plan becomes effective on July 1, 1998. It shall continue in effect for a term of ten (10) years unless sooner terminated under paragraph 19.

       24. NO RIGHTS IMPLIED. Nothing contained in this Plan or any modification or amendment to the Plan or in the creation of any Participant Account, or the execution of any participation election form, or the issuance of any shares of Stock, shall give any Employee or Participant any right to continue employment, any legal or equitable right against the Employer or Company or any officer, director, or Employee of the Employer or Company, except as expressly provided by the Plan.

       25. SEVERABILITY. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

       26. NOTICE. Any notice required to be given herein by the Employer, the Company or the Board shall be deemed delivered, when (a) personally delivered, or (b) placed in the United States mails, in an envelope addressed to the last known address of the person to whom the notice is given.

       27. WAIVER OF NOTICE. Any person entitled to notice under the Plan may waive the notice.

       28. SUCCESSORS AND ASSIGNS. The Plan shall be binding upon all persons entitled to purchase Common Stock under the Plan, their respective heirs, legatees, and legal representatives upon the Employer, its successors and assigns.

       29. HEADINGS. The titles and headings of the paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

       30. LAW. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal statute. The obligation of the Employer to sell and deliver Common Stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock.

       31. NO LIABILITY FOR GOOD FAITH DETERMINATIONS. Neither the members of the Board nor any member of the committee (nor their delegates) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any right to purchase shares of Common Stock granted under it, and members of the Board and the committee (and their delegates) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

       32. PARTICIPATING EMPLOYERS. This Plan shall constitute the employee stock purchase plan of each Subsidiary which shall be deemed to have adopted this Plan until and unless its board of directors declines in writing to do so. A Subsidiary may withdraw from the Plan as of any Enrollment Date by giving written notice to the Board, which notice must be received by the Board at least thirty (30) days prior to such Enrollment Date.

       IN WITNESS WHEREOF, this Stock Purchase Plan has been executed as of May 29, 1998.

                                       SCHLOTZSKY'S, INC.


                                       BY:
                                          -------------------------------------
                                          John C. Wooley,
                                          President and Chief Executive Officer

PROXY                                                                  PROXY


                               SCHLOTZSKY'S, INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints John C. Wooley and Monica Gill, or either of them, as Proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of Common Stock of Schlotzsky's, Inc. (the "Company") held of record by the undersigned on April 24, 1998, at the Annual Meeting of Shareholders to be held on May 29, 1998, and any adjournment thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSAL 2 AND PROPOSAL 3.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                   (Continued, and to be signed on reverse side)

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/

                                            FOR the nominees      WITHHOLD
                                              listed below    AUTHORITY to vote
1.  ELECTION OF DIRECTORS                          / /               / /
    (INSTRUCTION: To withhold authority to
    vote for any individual nominee strike a line through the nominee's name in the list below)
    John C. Wooley
    Azle Taylor Morton
    Jeffrey J. Wooley

                                                      For    Against   Abstain
2.  Proposal to approve the amendments to the         / /      / /       / /
    Third Amended and Restated 1993 Stock Option
    Plan

                                                      For    Against   Abstain
3.  Proposal to approve the Schlotzsky's, Inc.        / /      / /       / /
    Employee Stock Purchase Plan.

                                                      For    Against   Abstain
4.  In their discretion, the Proxies are              / /      / /       / /
    authorized to vote upon such business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

Dated ____________________________________________________________, 1998

Signature ______________________________________________________________

Signature if held jointly ______________________________________________

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by President or other authorized officer. If partnership, please sign partnership name by authorized person.